Exhibit 99.2

NII Holdings Announces
Voluntary Delisting and Dissolution

RESTON, Va., December 18, 2019 - NII Holdings, Inc. (“NII”) [NASDAQ: NIHD] today announced that it notified the Nasdaq Stock Market (“Nasdaq”) of its intent to delist its common stock, par value $0.001 per share (the “Common Stock”), from the Nasdaq Global Select Market. NII expects to file a Form 25 (Notification of Removal from Listing) with the Securities and Exchange Commission (the “SEC”) and Nasdaq relating to the delisting of the Common Stock on or about December 30, 2019 and to suspend trading of its Common Stock on the Nasdaq Global Select Market prior to the opening of trading on January 2, 2020. NII does not expect that a trading market will develop for its Common Stock following suspension of trading on Nasdaq. NII expects that the official delisting of its Common Stock will be effective January 9, 2020.

As previously disclosed, NII’s stockholders approved a plan to liquidate and dissolve NII following the completion of the then pending sale of its operations in Brazil, its sole remaining operating asset. In a separate release, NII today announced that this sale was completed on December 18, 2019. As a result, in addition to delisting its Common Stock, NII intends to file its certificate of dissolution on or about January 13, 2020.

NII also intends to file a Form 15 as soon as practicable to indefinitely suspend its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Act”), and seek relief from its reporting obligations under the Act to file a Form 10-K for the year ending December 31, 2019. The decision to seek such relief and to suspend such reporting obligations was based on numerous considerations, including the auditing, legal and other costs and expenses associated with continuing to make such filings with the SEC.

About NII Holdings, Inc.

For more information about NII Holdings, Inc. please visit NII Holdings' website at nii.com.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. This news release includes “forward-looking statements” within the meaning of the securities laws. The statements in this news release regarding the expected completion, timing and effects of our delisting, plan of dissolution and suspension of reporting obligations under the Act, and other statements that are not historical facts, are forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the timing and ability of NII to delist, dissolve and suspend its reporting obligations. Future performance cannot be assured and actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include the risks and uncertainties relating to the limited resources remaining available to NII and the additional risks and uncertainties that are described in NII’s Annual Report on Form 10-K for the year ended December 31, 2018, as well as in other reports filed from time to time by NII with the Securities and Exchange Commission. This press release speaks only as of its date, and NII disclaims any duty to update the information herein.

Media Contacts:

NII Holdings, Inc.
12110 Sunset Hills Road, Suite 600
Reston, Virginia 20190
(703) 390-5100
www.nii.com

Investor and Media Relations: Dan Freiman
(703) 547-5209
dan.freiman@nii.com